Exhibit 99.1
FOR RELEASE 6:30 A.M., Tuesday, November 2, 2010

Investors: Valerie Haertel	Media: Lowell Weiner
(201) 269-5781	(201) 269-6986
valerie_haertel@medco.com	lowell_weiner@medco.com
Medco Delivers Record Third-Quarter 2010 GAAP
Diluted EPS of $0.85;
Record Diluted EPS Excluding Amortization of Intangible Assets
From the 2003 Spin-off of $0.91
Raises and Narrows 2010 EPS Guidance
Guides to 2011 GAAP Diluted EPS Growth of 12 to 17 Percent
Third-Quarter 2010 Highlights:
•	GAAP diluted earnings per share (EPS) increased 23.2 percent to a record $0.85 from $0.69 in third-quarter 2009
•	Diluted EPS, excluding amortization of intangible assets from the 2003 spin-off, increased 21.3 percent to a record $0.91 from $0.75 in third-quarter 2009
•	Total net revenues increased 10.3 percent to $16.3 billion
•	Specialty pharmacy revenues increased 19.9 percent to a record $2.9 billion
•	Record gross margin of $1.12 billion representing a gross margin percentage of 6.9 percent
•	Record EBITDA of $771 million and record EBITDA per adjusted prescription of $3.28
•	Mail-order prescriptions increased 7.1 percent to 27.3 million, with generic volumes increasing 15.5 percent to a record of 17.1 million
•	Generic dispensing rate increased 3.9 percentage points to a record 71.6 percent
Raises and Narrows 2010 EPS Guidance Range:
•	Raises and narrows full-year 2010 GAAP diluted EPS range to $3.14 to $3.16, representing 20 to 21 percent growth over 2009. The previous guidance range was $3.10 to $3.15 per share.
•	Raises and narrows full-year 2010 diluted EPS range, excluding amortization of intangible assets from the 2003 spin-off, to $3.38 to $3.40, representing 19 to 20 percent growth over 2009. The previous guidance range was $3.34 to $3.39 per share.
2011 Guidance and Change to Non-GAAP Measure:
•	Full-year 2011 GAAP diluted EPS is expected to be in the range of $3.53 to $3.66, representing growth of 12 to 17 percent over the raised and narrowed 2010 guidance.
•	For reference, though this non-GAAP EPS measure will not be used in 2011, diluted EPS excluding intangible amortization from the 2003 spin-off is expected to increase to a range of $3.80 to $3.93, representing growth of 12 to 16 percent over the raised and narrowed 2010 guidance (please see Table 9).
•	The non-GAAP diluted EPS measure will be changed commencing in 2011 to exclude all intangible amortization, compared to our previous practice of only excluding intangible amortization from the 2003 spin-off. Full-year 2011 diluted EPS, excluding all intangible amortization, is expected to be in the range of $3.99 to $4.12, representing growth of 12 to 17 percent over the 2010 full-year equivalent of $3.53 to $3.55 (please see Table 9).
•	The new non-GAAP EPS measure will be easier to understand and will be consistent with what is reported by other companies in our industry.

FRANKLIN LAKES, N.J., Nov. 2, 2010 — Medco Health Solutions, Inc. (NYSE: MHS) today reported record third-quarter 2010 GAAP diluted EPS of $0.85, up 23.2 percent compared to $0.69 for the third quarter of 2009. Adjusting for the amortization of intangible assets that existed when Medco became a publicly traded company in 2003, third-quarter 2010 diluted earnings per share increased 21.3 percent to a record $0.91, from $0.75 in the third quarter of 2009.
Medco raised and narrowed its 2010 EPS guidance range, and now expects GAAP diluted EPS growth of 20 to 21 percent over 2009 and, excluding amortization of intangible assets from the 2003 spin-off, diluted EPS growth of 19 to 20 percent.
Medco provided guidance for full-year 2011 GAAP diluted EPS growth of 12 to 17 percent, and diluted EPS growth excluding all intangible amortization (a new measure) of 12 to 17 percent.
“Our record third-quarter performance, the raised and narrowed 2010 EPS guidance, and solid 2011 EPS guidance all point to the continued strength of our business, especially when considering that the incremental EPS contribution from new generic introductions in 2011 is the lightest we will see in this decade through 2020. Looking forward, we expect that 2012 will reflect a very significant contribution from new generic introductions — in fact the highest of this decade and the highest in our history,” said Medco Chairman and Chief Executive Officer David B. Snow Jr.
“Medco’s sales and client retention results remain strong. We are retaining more than 99 percent of our business both in 2010 and 2011. We are winning and retaining clients at profitable levels and our annualized new-named and net-new sales for 2010 are each exceeding $5 billion. For 2011, our annualized new-named sales increased to $1.7 billion from the previously reported $1 billion, and net-new sales for 2011 are now $1.4 billion,” Snow said.
“Our acquisition of United BioSource was completed on September 16, and we are once again extending the Medco capabilities to drive service-oriented value in the areas of drug safety and economic evaluation. This acquisition adds a powerful asset to Medco’s portfolio, and gives us the ability to take what we call ‘Smarter Medicine’ to an entirely new level for the benefit of patients with chronic and complex disease, our clients, and our shareholders,” Snow added.
Third-Quarter Financial and Operational Results
Medco reported net revenues of $16.3 billion in third-quarter 2010, representing a 10.3 percent increase over third-quarter 2009 — primarily as a result of contributions from significant new client wins and higher prices charged by brand-name pharmaceutical manufacturers, partially offset by higher volumes of lower-priced generic drugs. Medco’s generic dispensing rate increased 3.9 percentage points from third-quarter 2009 to a record 71.6 percent. The mail-order generic dispensing rate increased 4.7 percentage points to a record 62.8 percent and the retail generic dispensing rate increased 3.7 percentage points to a record 73.1 percent. Higher volumes of lower-priced generic drugs reduced net revenues for third-quarter 2010 by a record amount of approximately $1.04 billion, delivering significant savings to clients and members.

Total prescription volume, adjusting for the difference in days supply between mail-order and retail, was 235.2 million, a 6.8 percent increase over the third quarter of 2009. Mail-order prescription volume was 27.3 million, a 7.1 percent increase from third-quarter 2009. Importantly, while brand-name mail-order prescription volumes decreased 4.7 percent to 10.2 million prescriptions in the third quarter of 2010, mail-order generic prescription volumes increased 15.5 percent to a record 17.1 million.
Significant new business wins also drove higher retail volumes, reaching 154.0 million prescriptions, a 6.7 percent increase over third-quarter 2009. The adjusted mail-order penetration rate was consistent at 34.5 percent for the third quarters of both 2010 and 2009.
Total gross margin for third-quarter 2010 was a record $1.12 billion, representing a 7.6 percent increase over third-quarter 2009. The total gross margin percentage decreased slightly to 6.9 percent from 7.0 percent in the third quarter of 2009, and was 40 basis points higher than the 6.5 percent reported for second-quarter 2010.
Total selling, general and administrative expenses of $395 million increased 7.0 percent, or $26.0 million, from third-quarter 2009, and include approximately $9 million in nonrecurring expenses associated with the closing of the United BioSource acquisition.
Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization (EBITDA) for the quarter reached a record $771.0 million, an increase of 7.2 percent, or $51.7 million, over the same period last year. EBITDA per adjusted prescription for third-quarter 2010 reached a record $3.28, representing a slight increase over the previous record of $3.27 in the third quarter of 2009 (please see Table 6). On a sequential basis, third-quarter 2010 EBITDA per adjusted prescription increased 7.2 percent from $3.06 in second-quarter 2010.
Total interest and other (income) expense, net, of $40.8 million in third-quarter 2010 reflects a slight increase of $0.9 million compared to the same period in 2009, attributable to higher debt levels from the $1.0 billion senior notes issuance which closed on September 10 and was associated with the acquisition of United BioSource.
Income before the provision for income taxes for the third quarter reached a record of $612.5 million, and increased 10.8 percent compared to $552.7 million in the third quarter of 2009.
The third-quarter 2010 effective tax rate of 39.3 percent was consistent with third-quarter 2009.
Net income increased 10.7 percent over the same quarter last year to a record $371.5 million.
Medco’s year-to-date cash flows from operations of $1.37 billion decreased by $1.18 billion compared to 2009 mainly as a result of significant inventory reductions and strong retail claim volume growth in 2009. The company expects cash flow from operations of approximately $2.4 billion for full-year 2010. The company closed third-quarter 2010 with nearly $900 million of cash on its balance sheet.
Richard J. Rubino, chief financial officer stated, “In addition to strong third quarter year-over-year results, we also demonstrated strong fundamental EPS and profitability growth on a sequential quarterly basis.”

“Our performance this quarter exceeded the guidance we provided on our second-quarter earnings call regarding sequential growth in key financial metrics. Compared to the second-quarter of 2010, the third quarter reflects a 40 basis point improvement in gross margin percentage, a 7.2 percent increase in EBITDA per adjusted prescription, and 10.4 percent growth in GAAP diluted EPS. Our balance sheet remains healthy and we will continue to allocate our capital in ways that drive even further shareholder value in the future,” concluded Rubino.
Specialty Pharmacy Group
Revenues for Accredo Health Group grew 19.9 percent to a record $2.9 billion in the third quarter of 2010, reflecting significant new client wins and growth across the specialty business.
Accredo’s gross margin percentage decreased to 6.8 percent in the third quarter of 2010 compared to 7.4 percent for the same period in 2009, primarily resulting from product, channel and new-client mix. Operating income grew 19.8 percent to a record $111.7 million from $93.2 million in the third quarter of 2009, driven primarily by the revenue growth.
Share Repurchase Programs
During the third quarter of 2010, Medco repurchased a total of 17.1 million shares at a total cost of $903.5 million and an average per-share cost of $52.81. Through the end of the third quarter, year-to-date 2010 share repurchases totaled 54.2 million shares at a total cost of $3.161 billion and an average per-share cost of $58.37. On an inception-to-date basis, since share repurchases commenced in 2005, Medco repurchased a total of 240.4 million shares at a total cost of $10.1 billion and an average per-share cost of $42.01.
There have been no repurchases in the fourth-quarter 2010 to date. Medco has approximately $1.4 billion remaining of the $3.0 billion authorization that was approved in May 2010.
Raises and Narrows 2010 Guidance Range
Medco raised and narrowed the full-year 2010 GAAP diluted EPS range to $3.14 to $3.16, representing growth of 20 to 21 percent over 2009. The previous GAAP diluted EPS guidance range was $3.10 to $3.15. Medco raised and narrowed the full-year 2010 diluted EPS range, excluding the amortization of intangible assets from the 2003 spin-off, to $3.38 to $3.40, representing growth of 19 to 20 percent over 2009. The previous diluted EPS guidance range was $3.34 to $3.39.
Provides 2011 Guidance and Revises Non-GAAP EPS Measure
Medco provided full-year 2011 GAAP diluted EPS guidance of $3.53 to $3.66, representing growth of 12 to 17 percent over the raised and narrowed 2010 guidance.
While this measure will not be used in 2011, diluted EPS excluding intangible amortization from the 2003 spin-off is guided to increase to a range of $3.80 to $3.93, representing growth of 12 to 16 percent over the raised and narrowed 2010 guidance.
The non-GAAP diluted EPS measure will be changed commencing in 2011 to exclude all intangible amortization, resulting in diluted EPS excluding all intangible amortization in the guidance range of $3.99 to $4.12, representing growth of 12 to 17 percent over the 2010 full-year equivalent of $3.53 to $3.55 (please see Table 9).
This measure is being changed in 2011 to exclude all intangible amortization expense in order to make it easier for readers of the financial statements to reconcile to GAAP EPS and to enhance comparability in non-GAAP reporting with our industry peers.

Use of Non-GAAP Measures
Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from its reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, Medco believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for Medco’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data, as measured under U.S. Generally Accepted Accounting Principles (GAAP). The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.
EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis, providing insight into the cash-generating ability of each prescription. EBITDA, and as a result, EBITDA per adjusted prescription, are affected by the changes in prescription volumes between retail and mail order, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business. Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.
Medco has historically used diluted earnings per share excluding intangible asset amortization expense from when Medco became a publicly-traded company in 2003 as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that had been previously pushed down to the consolidated balance sheets of Medco. This measure is being changed in 2011 to exclude all intangible amortization expense to make it easier for readers of the financial statements to reconcile to GAAP EPS and to enhance comparability in non-GAAP reporting with our industry peers.
Conference Call
Management will hold a conference call to review Medco’s financial results and operating outlook on November 2, 2010 at 8:30 a.m. ET.
To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.
To access the live webcast:

Visit the Investor Relations section at www.medcohealth.com/investor.
For a replay of the call:

A replay of the call will be available after the event on November 2, 2010 through November 16, 2010. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 15655304.

About Medco
Medco Health Solutions, Inc. (NYSE: MHS) is pioneering the world’s most advanced pharmacy® and its clinical research and innovations are part of Medco making medicine smarter™ for approximately 65 million members.
With over 20,000 employees dedicated to improving patient health and reducing costs for a wide range of public and private sector clients, and 2009 revenue of nearly $60 billion, Medco ranks 35th on the Fortune 500 list and is named among the world’s most innovative, most admired and most trustworthy companies.
For more information, go to http://www.medcohealth.com.
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those set forth below.
•	Competition in the PBM, specialty pharmacy and the broader healthcare industry is intense and could impair our ability to attract and retain clients;
•	Failure to retain key clients and their members, either as a result of economic conditions, increased competition or other factors, could result in significantly decreased revenues, harm to our reputation and decreased profitability;
•	Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability;
•	Failure in continued execution of our retiree strategy, including the potential loss of Medicare Part D-eligible members, could adversely impact our business and financial results;
•	If we fail to comply with complex and evolving laws and regulations domestically and internationally, we could suffer penalties, be required to pay substantial damages and/or make significant changes to our operations;
•	If we do not continue to earn and retain purchase discounts, rebates and service fees from manufacturers at current levels, our gross margins may decline;
•	From time to time we engage in transactions to acquire other companies or businesses and if we are unable to effectively integrate acquired businesses into ours, our operating results may be adversely affected. Even if we are successful, the integration of these businesses has required, and will likely continue to require, significant resources and management attention;

•	New legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable information could limit our ability to use information critical to the operation of our business;
•	Our Specialty Pharmacy business is highly dependent on our relationships with a limited number of suppliers and the loss of any of these relationships, or limitations on our ability to provide services to these suppliers, could significantly impact our ability to sustain and/or improve our financial performance;
•	Our ability to grow our Specialty Pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients;
•	Our Specialty Pharmacy business, certain revenues from diabetes testing supplies and our Medicare Part D offerings expose us to increased credit risk. Additionally, current economic conditions may expose us to increased credit risk;
•	Changes in reimbursement, including reimbursement for durable medical equipment, could negatively affect our revenues and profits;
•	Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if the safety risk profiles of drugs increase or if drugs are withdrawn from the market, including as a result of manufacturing issues, or if prescription drugs transition to over-the-counter products;
•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA;
•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results;
•	Changes in industry pricing benchmarks could adversely affect our financial performance;
•	We are subject to a corporate integrity agreement and noncompliance may impede our ability to conduct business with the federal government;
•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance and liquidity;
•	We may be subject to liability claims for damages and other expenses not covered by insurance;
•	The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure. Additionally, significant disruptions to our infrastructure or any of our facilities due to failure to execute security measures or failure to execute business continuity plans in the event of an epidemic or pandemic or some other catastrophic event could adversely impact our business;
•	We may be required to record a material non-cash charge to income if our recorded intangible assets or goodwill are impaired, or if we shorten intangible asset useful lives; and
•	Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

Medco Health Solutions, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except for per share data)
Table 1.

	Quarters Ended		Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2010	2009	2010	2009
Product net revenues (Includes retail co-payments of $2,216 and $2,115 in the third quarters of 2010 and 2009, and $6,966 and $6,487 in the nine months of 2010 and 2009)	$16,062.0	$14,590.8	$48,309.0	$43,936.6
Service revenues	257.8	204.0	729.2	622.5

Total net revenues	16,319.8	14,794.8	49,038.2	44,559.1

Cost of operations:
Cost of product net revenues (Includes retail co- payments of $2,216 and $2,115 in the third quarters of 2010 and 2009, and $6,966 and $6,487 in the nine months of 2010 and 2009)	15,127.2	13,696.5	45,665.3	41,384.7
Cost of service revenues	73.1	58.3	198.9	174.6

Total cost of revenues	15,200.3	13,754.8	45,864.2	41,559.3
Selling, general and administrative expenses	395.0	369.0	1,121.9	1,080.0
Amortization of intangibles	71.2	78.4	212.5	230.1
Interest expense	43.4	43.3	123.0	131.8
Interest (income) and other (income) expense, net	(2.6)	(3.4)	(10.3)	(9.1)

Total costs and expenses	15,707.3	14,242.1	47,311.3	42,992.1

Income before provision for income taxes	612.5	552.7	1,726.9	1,567.0
Provision for income taxes	241.0	217.1	678.0	628.3

Net income	$371.5	$335.6	$1,048.9	$938.7

Basic weighted average shares outstanding	429.9	475.4	450.2	482.4
Basic earnings per share	$0.86	$0.71	$2.33	$1.95

Diluted weighted average shares outstanding	437.1	484.7	459.3	491.0
Diluted earnings per share	$0.85	$0.69	$2.28	$1.91

Medco Health Solutions, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)
Table 2.

	September 25,	December 26,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$892.4	$2,528.2
Short-term investments	55.0	20.1
Manufacturer accounts receivable, net	1,864.4	1,765.5
Client accounts receivable, net	2,074.6	2,063.3
Income taxes receivable	4.3	198.3
Inventories, net	998.4	1,285.3
Prepaid expenses and other current assets	77.4	67.1
Deferred tax assets	226.1	230.8

Total current assets	6,192.6	8,158.6
Property and equipment, net	962.2	912.5
Goodwill	6,881.3	6,333.0
Intangible assets, net	2,463.7	2,428.8
Other noncurrent assets	70.4	82.6

Total assets	$16,570.2	$17,915.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,836.4	$3,506.4
Client rebates and guarantees payable	2,321.4	2,106.9
Accrued expenses and other current liabilities	731.4	718.6
Short-term debt	18.8	15.8

Total current liabilities	5,908.0	6,347.7
Long-term debt, net	5,004.8	4,000.1
Deferred tax liabilities	985.7	958.8
Other noncurrent liabilities	217.7	221.7

Total liabilities	12,116.2	11,528.3

Total stockholders’ equity	4,454.0	6,387.2

Total liabilities and stockholders’ equity	$16,570.2	$17,915.5

	September 25,	December 26,
	2010	2009
Balance Sheet Debt
Other short-term debt	$18.8	$15.8
Senior unsecured revolving credit facility	1,000.0	1,000.0
Senior unsecured term loan	1,000.0	1,000.0
7.25% senior notes due 2013, net of unamortized discount	498.5	498.2
6.125% senior notes due 2013, net of unamortized discount	299.1	298.8
2.750% senior notes due 2015, net of unamortized discount	499.8	—
7.125% senior notes due 2018, net of unamortized discount	1,189.9	1,189.1
4.125% senior notes due 2020, net of unamortized discount	498.9	—
Fair value of interest rate swap agreements	18.6	14.0

Total debt	$5,023.6	$4,015.9

Medco Health Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)
Table 3.

	Nine Months Ended
	September 25,	September 26,
	2010	2009
Cash flows from operating activities:
Net income	$1,048.9	$938.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	135.6	135.8
Amortization of intangibles	212.5	230.1
Deferred income taxes	(87.5)	(162.9)
Stock-based compensation on employee stock plans	115.4	109.1
Tax benefit on employee stock plans	68.7	81.5
Excess tax benefits from stock-based compensation arrangements	(36.1)	(46.3)
Other	84.2	106.7
Net changes in assets and liabilities (net of acquisition effects for 2010):
Manufacturer accounts receivable, net	(99.1)	48.0
Client accounts receivable, net	(31.0)	(69.0)
Income taxes receivable	194.0	15.9
Inventories, net	286.3	514.9
Prepaid expenses and other current assets	(3.8)	267.2
Other noncurrent assets	(4.0)	9.9
Claims and other accounts payable	(678.1)	(110.5)
Client rebates and guarantees payable	214.5	487.9
Accrued expenses and other current and noncurrent liabilities	(55.2)	(13.4)

Net cash provided by operating activities	1,365.3	2,543.6

Cash flows from investing activities:
Capital expenditures	(164.1)	(154.3)
Purchases of securities and other assets	(32.3)	(122.4)
Acquisitions of businesses, net of cash acquired	(701.1)	—
Proceeds from sale of securities and other investments	18.5	59.6

Net cash used by investing activities	(879.0)	(217.1)

Cash flows from financing activities:
Proceeds from long-term debt	3,498.7	—
Repayments on long-term debt	(2,525.0)	—
Proceeds from accounts receivable financing facility and other	303.0	11.7
Repayments under accounts receivable financing facility and other	(300.0)	(400.0)
Debt issuance costs	(7.8)	(0.3)
Purchases of treasury stock	(3,161.4)	(1,007.1)
Excess tax benefits from stock-based compensation arrangements	36.1	46.3
Net proceeds from employee stock plans	34.3	104.8

Net cash used by financing activities	(2,122.1)	(1,244.6)

Net (decrease) increase in cash and cash equivalents	(1,635.8)	1,081.9
Cash and cash equivalents at beginning of period	2,528.2	938.4

Cash and cash equivalents at end of period	$892.4	$2,020.3

Medco Health Solutions, Inc.
Consolidated Income Statement Results
(Unaudited)
(In millions)
Table 4.

					Nine Months			Nine Months
	Quarter Ended			Quarter Ended	Ended			Ended
	September 25,			September 26,	September 25,			September 26,
	2010 (1)	Variance		2009	2010 (1)	Variance		2009
Consolidated income statement results
Retail product revenues (2)	$9,900.6	$878.9	9.7%	$9,021.7	$29,951.4	$2,670.4	9.8%	$27,281.0
Mail-order product revenues	6,161.4	592.3	10.6%	5,569.1	18,357.6	1,702.0	10.2%	16,655.6

Total product net revenues (2)	16,062.0	1,471.2	10.1%	14,590.8	48,309.0	4,372.4	10.0%	43,936.6

Client and other service revenues	208.2	43.0	26.0%	165.2	599.9	93.7	18.5%	506.2
Manufacturer service revenues	49.6	10.8	27.8%	38.8	129.3	13.0	11.2%	116.3

Total service revenues	257.8	53.8	26.4%	204.0	729.2	106.7	17.1%	622.5

Total net revenues (2)	16,319.8	1,525.0	10.3%	14,794.8	49,038.2	4,479.1	10.1%	44,559.1

Cost of product net revenues (2)	15,127.2	1,430.7	10.4%	13,696.5	45,665.3	4,280.6	10.3%	41,384.7
Cost of service revenues	73.1	14.8	25.4%	58.3	198.9	24.3	13.9%	174.6

Total cost of revenues (2)	15,200.3	1,445.5	10.5%	13,754.8	45,864.2	4,304.9	10.4%	41,559.3
Selling, general and administrative expenses	395.0	26.0	7.0%	369.0	1,121.9	41.9	3.9%	1,080.0
Amortization of intangibles	71.2	(7.2)	-9.2%	78.4	212.5	(17.6)	-7.6%	230.1
Interest expense	43.4	0.1	0.2%	43.3	123.0	(8.8)	-6.7%	131.8
Interest (income) and other (income) expense, net	(2.6)	0.8	-23.5%	(3.4)	(10.3)	(1.2)	13.2%	(9.1)

Income before provision for income taxes	612.5	59.8	10.8%	552.7	1,726.9	159.9	10.2%	1,567.0
Provision for income taxes	241.0	23.9	11.0%	217.1	678.0	49.7	7.9%	628.3

Net Income	$371.5	$35.9	10.7%	$335.6	$1,048.9	$110.2	11.7%	$938.7

Diluted earnings per share
Weighted average shares outstanding	437.1	(47.6)	-9.8%	484.7	459.3	(31.7)	-6.5%	491.0
Earnings per share	$0.85	$0.16	23.2%	$0.69	$2.28	$0.37	19.4%	$1.91

Earnings per share, excluding spin-off intangible amortization (3)	$0.91	$0.16	21.3%	$0.75	$2.46	$0.38	18.3%	$2.08

Gross margin (4)
Product	$934.8	$40.5	4.5%	$894.3	$2,643.7	$91.8	3.6%	$2,551.9
Product gross margin percentage	5.8%	-0.3%		6.1%	5.5%	-0.3%		5.8%
Service	$184.7	$39.0	26.8%	$145.7	$530.3	$82.4	18.4%	$447.9
Service gross margin percentage	71.6%	0.2%		71.4%	72.7%	0.7%		72.0%
Total	$1,119.5	$79.5	7.6%	$1,040.0	$3,174.0	$174.2	5.8%	$2,999.8
Total gross margin percentage	6.9%	-0.1%		7.0%	6.5%	-0.2%		6.7%

(1)	Includes United BioSource Corporation’s (“UBC”) operating results commencing on the September 16, 2010 acquisition date.

(2)	Includes retail co-payments of $2,216 million and $2,115 million for the third quarters of 2010 and 2009, and $6,966 million and $6,487 million for the nine months of 2010 and 2009.

(3)	Please refer to Table 8 for reconciliation of the earnings per share excluding spin-off intangible amortization.

(4)	Represents total net revenues minus total cost of revenues.

Medco Health Solutions, Inc.
Consolidated Selected Information
(Unaudited)
(In millions)
Table 5.

					Nine Months			Nine Months
	Quarter Ended			Quarter Ended	Ended			Ended
	September 25,			September 26,	September 25,			September 26,
	2010 (1)	Variance		2009	2010 (1)	Variance		2009
Volume Information
Retail prescriptions	154.0	9.7	6.7%	144.3	468.8	27.5	6.2%	441.3
Mail-order prescriptions	27.3	1.8	7.1%	25.5	82.0	4.9	6.4%	77.1

Total prescriptions	181.3	11.5	6.8%	169.8	550.8	32.4	6.3%	518.4

Adjusted prescriptions (2)	235.2	15.0	6.8%	220.2	712.7	41.4	6.2%	671.3
Adjusted mail-order penetration (3)	34.5%	0.0%		34.5%	34.2%	-0.1%		34.3%

Generic Dispensing Rate Information
Retail generic dispensing rate	73.1%	3.7%		69.4%	72.3%	3.3%		69.0%
Mail-order generic dispensing rate	62.8%	4.7%		58.1%	61.1%	3.4%		57.7%
Overall generic dispensing rate	71.6%	3.9%		67.7%	70.6%	3.3%		67.3%

Manufacturer Rebate Information
Rebates earned	$1,447	$94	6.9%	$1,353	$4,328	$338	8.5%	$3,990
Percent of rebates retained	12.8%	-1.3%		14.1%	12.3%	-1.2%		13.5%

Depreciation Information
Cost of revenues depreciation	$12.6	$0.1	0.8%	$12.5	$37.1	$1.5	4.2%	$35.6
SG&A expenses depreciation	33.9	(1.9)	-5.3%	35.8	98.5	(1.7)	-1.7%	100.2

Total depreciation	$46.5	$(1.8)	-3.7%	$48.3	$135.6	$(0.2)	-0.1%	$135.8

(1)	Includes UBC’s operating results commencing on the September 16, 2010 acquisition date.

(2)	Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

(3)	Represents the percentage of adjusted mail-order prescriptions to total adjusted prescriptions.
Medco Health Solutions, Inc.
Consolidated EBITDA
(Unaudited)
(In millions, except for EBITDA per adjusted prescription data)
Table 6.

	Quarters Ended		Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2010 (1)	2009	2010 (1)	2009
EBITDA Reconciliation:
Net income	$371.5	$335.6	$1,048.9	$938.7
Add:
Interest expense	43.4	43.3	123.0	131.8
Interest (income) and other (income) expense, net	(2.6)	(3.4)	(10.3)	(9.1)
Provision for income taxes	241.0	217.1	678.0	628.3
Depreciation expense	46.5	48.3	135.6	135.8
Amortization expense	71.2	78.4	212.5	230.1

EBITDA	$771.0	$719.3	$2,187.7	$2,055.6

Adjusted prescriptions (2)	235.2	220.2	712.7	671.3

EBITDA per adjusted prescription	$3.28	$3.27	$3.07	$3.06

(1)	Includes UBC’s operating results commencing on the September 16, 2010 acquisition date.

(2)	Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

Medco Health Solutions, Inc.
Accredo Health Group (Specialty Pharmacy) Segment Results
(Unaudited)
(In millions)
Table 7.

					Nine Months			Nine Months
	Quarter Ended			Quarter Ended	Ended			Ended
	September 25,			September 26,	September 25,			September 26,
	2010	Variance		2009	2010	Variance		2009
Specialty Pharmacy:
Product net revenues	$2,852.2	$474.8	20.0%	$2,377.4	$8,293.9	$1,291.0	18.4%	$7,002.9
Service revenues	25.8	2.6	11.2%	23.2	75.3	7.2	10.6%	68.1

Total net revenues	2,878.0	477.4	19.9%	2,400.6	8,369.2	1,298.2	18.4%	7,071.0
Total cost of revenues	2,682.4	459.3	20.7%	2,223.1	7,786.5	1,246.4	19.1%	6,540.1
Selling, general and administrative expenses	73.2	2.8	4.0%	70.4	222.4	1.1	0.5%	221.3
Amortization of intangibles	10.7	(3.2)	-23.0%	13.9	32.1	(4.5)	-12.3%	36.6

Operating Income	$111.7	$18.5	19.8%	$93.2	$328.2	$55.2	20.2%	$273.0

Gross Margin (1)	$195.6	$18.1	10.2%	$177.5	$582.7	$51.8	9.8%	$530.9
Gross margin percentage	6.8%	-0.6%		7.4%	7.0%	-0.5%		7.5%

(1)	Represents total net revenues minus total cost of revenues.
Medco Health Solutions, Inc.
Earnings Per Share Reconciliation
(Unaudited)
Table 8.

	Quarters Ended		Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2010	2009	2010	2009
Earnings Per Share Reconciliation:
GAAP diluted earnings per share	$0.85	$0.69	$2.28	$1.91

Adjustment for the amortization of intangible assets (1)	0.06	0.06	0.18	0.17

Diluted earnings per share, excluding spin-off intangible amortization	$0.91	$0.75	$2.46	$2.08

(1)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.

Medco Health Solutions, Inc.
Guidance Information
(Unaudited)
Table 9.

	Full Year Ended	Estimated		Estimated
	December 26, 2009	Full Year Ended December 25, 2010		Full Year Ended December 31, 2011
	Actual	Low End	High End	Low End	High End
Earnings Per Share Guidance Reconciliation:
GAAP diluted earnings per share	$2.61	$3.14	$3.16	$3.53	$3.66
Adjustment for the amortization of spin-off intangible assets (1)	0.22	0.24	0.24	0.27	0.27

Diluted earnings per share, excluding spin-off intangible amortization	$2.83	$3.38	$3.40	$3.80	$3.93

Adjustment for the remaining amortization of intangible assets (2)	0.15	0.15	0.15	0.19	0.19

Diluted earnings per share, excluding all intangible amortization	$2.98	$3.53	$3.55	$3.99	$4.12

Diluted earnings per share growth over prior year		20%	21%	12%	17%
Diluted earnings per share growth over prior year, excluding spin-off intangible amortization		19%	20%	12%	16%
Diluted earnings per share growth over prior year, excluding all intangible amortization		18%	19%	12%	17%

(1)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.

(2)	This adjustment represents the per share effect of the remaining intangible amortization.
Medco Health Solutions, Inc.
Earnings Per Share Reconciliation (2003 to 2008)
(Unaudited)
Table 10.

	Full Years Ended
	December 27, 2003	December 25, 2004	December 31, 2005	December 30, 2006	December 29, 2007	December 27, 2008
Earnings Per Share Reconciliation:
GAAP diluted earnings per share	$0.79	$0.88	$1.03	$1.04	$1.63	$2.13
Adjustment for the 2006 legal settlements charge (1)	—	—	—	0.17	—	—

Diluted earnings per share, excluding the charge	$0.79	$0.88	$1.03	$1.21	$1.63	$2.13

Adjustment for the amortization of spin-off intangible assets (2)	0.10	0.19	0.18	0.18	0.19	0.20

Diluted earnings per share, excluding spin-off intangible amortization	$0.89	$1.07	$1.21	$1.39	$1.82	$2.33

Adjustment for the remaining amortization of intangible assets (3)	—	—	0.01	0.04	0.05	0.13

Diluted earnings per share, excluding all intangible amortization	$0.89	$1.07	$1.22	$1.43	$1.87	$2.46

(1)	This adjustment represents the per share effect of the pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006.

(2)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.

(3)	This adjustment represents the per share effect of the remaining intangible amortization.